Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251356

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2022
(To Prospectus dated December 23, 2020)

Up to $50,000,000

Common Stock

This Supplement No. 1 to Prospectus Supplement, or this Supplement No. 1, amends and supplements the information in the prospectus, dated December 23, 2020, or the Prospectus, and the prospectus supplement, dated May 12, 2022, or the ATM Prospectus Supplement, of Seelos Therapeutics, Inc., or we and our. This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein.

We filed the ATM Prospectus Supplement on May 12, 2022 to register the offer and sale of shares of our common stock from time to time under the terms of an Open Market Sale AgreementSM, or the sales agreement, that we entered into with Jefferies LLC, or Jefferies, dated May 12, 2022. In accordance with the terms of the sales agreement, under the ATM Prospectus Supplement, we could offer and sell shares of our common stock, par value $0.001 per share, having an aggregate offering price of up to $50.0 million from time to time through Jefferies, acting as our sales agent by any method permitted that is deemed to an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended. On November 27, 2023, we voluntarily terminated the sales agreement effective immediately. As of November 27, 2023, we had sold an aggregate of 425,768 shares of our common stock pursuant to the sales agreement for aggregate gross proceeds of $540,898.13.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is November 27, 2023.